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                                  EXHIBIT 11.1

                                FTD CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)




                                                          YEAR              YEAR           YEAR
                                                          ENDED            ENDED           ENDED
                                                        JUNE 30,          JUNE 30,        JUNE 30,
                                                          1998              1997            1996
                                                       ---------          --------        --------
BASIC AND DILUTED EARNINGS PER SHARE*:

Net earnings (loss) applicable to common stock
before extraordinary item                              $ 1,098            $ (1,733)       $ (6,728)

Extraordinary item                                        (835)                  -               -
                                                      --------           ---------       ---------

Net income (loss)                                      $   263            $ (1,733)       $ (6,728)
                                                      ========           =========       =========

Weighted Average number of common shares
outstanding                                             15,208              15,371          13,337

Common stock equivalents due to dilutive affect
of stock options and warrants                              150                   -               -
                                                      --------           ---------       ---------

Total weighted average number of common shares
outstanding                                             15,358              15,371          13,337
                                                      ========           =========       =========

Earnings (loss) per share before extraordinary item     $ 0.07             $ (0.11)       $  (0.50)

Extraordinary item                                       (0.05)                  -               -
                                                      --------           ---------       ---------

Basic and Diluted earnings (loss) per share**           $ 0.02             $ (0.11)       $  (0.50)
                                                      ========           =========       =========
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*   Adjusted to reflect the 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998.

** Basic and Diluted earnings (loss) per share is shown as one amount due to the immaterial effect of dilutive common stock equivalents in the calculation of Diluted earnings (loss) per share.